EXHIBIT 10.36
EMPLOYMENT SEPARATION AGREEMENT BETWEEN PYRAMID BREWERIES
INC. AND PATRICK COLL
This agreement (the “Employment Separation Agreement”) between you, Patrick Coll, and us, Pyramid Breweries, Inc. (“Pyramid”), is dated for reference purposes March 5, 2008, which is the date we delivered it to you for your consideration.
1.	Your full-time employment by us is terminated effective March 7, 2008 (the “Separation Date”).

2.	You will be paid: (a) your regular salary and car allowance, less authorized deductions and withholdings, through the Separation Date; (b) the cash value of your current, accrued but unused vacation; (c) a pro rata share of the 2008 gain sharing award for which you are eligible through the Separation Date when or if it is awarded; and (d) your normal salary, less authorized deductions and withholdings, from the Separation Date through September 7, 2008, which represents a period of six months. Any sick leave you have accrued will be forfeited on the Separation Date. You understand and agree that you have no right to receive any further payments for salary, bonuses, profit sharing or any other form of compensation or incentive compensation. Payments under 2 (d) will not begin until you have returned all Pyramid property, executed this Employment Separation Agreement and the revocation period set forth at paragraph 14 has expired.

3.	Your participation in all Pyramid health/dental plans ends on September 30, 2008 per the terms of your Termination Clause. After that date continuation coverage of health/dental insurance will be made available to you and your dependents, at your expense, to the extent required by federal law. Your rights under any retirement benefit plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

4.	You will be paid your 2007 personal performance bonus awards for which you are eligible for under the 2007 Officer Incentive Compensation Plan in the year of termination upon approval of the Compensation Committee.

5.	You will be granted a pro rata share through March 7, 2008 (your termination date) for any stock awards or stock units as set forth in the letter dated April 26, 2006 re: Revision in Officer Compensation and Termination Provisions.

6.	All telephone reference checks and verifications of your prior employment must be directed to Human Resources. In response to any such inquiries, Human Resources will only disclose information consistent with the letter and spirit of the letter of recommendation.

7.	In consideration for the payments and other promises described at paragraphs 1, 2, 3 and 4, you hereby release us from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Employment Separation Agreement. The claims that you are releasing include, but are not limited to, all claims related to or arising out of your employment by Pyramid and/or the separation of that employment. You specifically understand that you are waiving any rights or claims that you may have under any federal, state or local law, including without limitation the Fair Employment & Housing Act (FEHA), Cal. Gov. Code § 12900 et seq; the California Family Rights Act of 1991 (CFRA), as amended 1993, Cal. Gov. Code 12945.2; the Unruh Civil Rights Act, Cal. Civ. Code § 51, et seq.; the Ralph Civil Rights Act, Cal. Civ. Code § 51.7; the Bane Civil Rights Act, Cal. Civ. Code § 52.1; the California Labor Code, including without limitation §§ 96, 98, 200 — 235, 500-554, 1102.1, and 1171 — 1205; the Civil Rights Act of 1964 (including Title VII of that Act); the Americans with Disabilities Act; and the Age Discrimination in Employment Act of 1967. You understand that the claims you are releasing include any claims for discrimination on the basis of age under federal, state or local law. The release you are giving releases not only all claims you may have against Pyramid, but also all claims you may have against Pyramid’s past and present shareholders, officers, directors, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, benefit plans, predecessors, successors, transferees and assigns. You agree never to assert any of these claims in any lawsuit or arbitration and you represent and warrant that you have not already done so. You understand that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You agree that this release is fairly and knowingly made. You assume the risk of mistake in entering into this Employment Separation Agreement.

8.	You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTORS.

9.	You represent and warrant that upon the Separation Date or our request, whichever is earlier, you will return all keys, credit cards, documents and other material that belong to us. You further agree neither during this agreement or at any time thereafter will you disparage us or our business or services. You also agree that following the Separation Date, you will not, apart from good faith competition, interfere with our relationships with our customers, potential customers, employees, vendors, bankers or others.

10.	You agree that information not generally known to the public to which you have been exposed as a result of being employed by us is confidential information that belongs to us. You agree that at all times you will hold Pyramid’s confidential information in strict confidence, and not disclose or use it except as authorized by us and for our benefit.

11.	You acknowledge that with the payments and other promises set forth at paragraphs 2 and 3 above, Pyramid has fully and forever satisfied, in fact exceeded, all obligations owed to you under the Employment Agreement. You acknowledge that, effective March 7, 2008, you are no longer authorized to incur expenses on the Pyramid’s behalf.

12.	This Employment Separation Agreement does not constitute and may not be construed as an admission of liability on the part of Pyramid or of any persons or entities relating in any way to Pyramid or an admission of any violation of any applicable law or regulation. You and we have entered into this Employment Separation Agreement solely to facilitate the cessation of their prior employment relationship.

13.	You agree to keep the terms of this Employment Separation Agreement confidential. You agree that except as otherwise required by law, you shall not disclose to any third party, except your legal counsel, accountants and tax advisors, any of the terms of this Employment Separation Agreement. You represent and warrant that you have not already done so.

14.	You have 21 days to consider this Employment Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. The 21-day period expires (DATE) at 5:00 p.m. (the “Expiration Date.”) You have seven calendar days after signing this Employment Separation Agreement to revoke it. Revocation may be made by delivering a written notice of revocation to Sylvia Washington, Pyramid Breweries 91 S. Royal Brougham, Seattle, WA 981347. If you have not signed and returned this agreement by the Expiration Date or you timely revoke it after signing, your employment nevertheless will remain terminated effective the Separation Date and you will only be paid your accrued vacation, compensation and car allowance, less authorized deductions and withholdings, earned through the Separation Date. You also will not receive the benefits identified at paragraph 3.

15.	This Employment Separation Agreement is governed by the internal laws of the State of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws. Venue and jurisdiction of any legal proceeding of any kind, including arbitration and civil litigation, involving this Employment Separation Agreement or your employment shall exist exclusively in state and federal courts located in King County, Washington, unless injunctive relief is sought by Pyramid and, in our sole judgment, may not be effective unless obtained in some other venue. In any dispute involving this Employment Separation Agreement, the party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs and disbursements from the other party. This Employment Separation Agreement, together with the provisions of the Employment Agreement referenced at paragraph 10, is the final and complete expression of all agreements between us on all subjects. You acknowledge that you have had adequate time to review and consider this agreement and consult with counsel. You acknowledge you are not signing this agreement relying on anything not set out here.
THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT, HAVE EXECUTED IT OF THEIR OWN FREE WILL AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH ATTORNEYS OF THEIR CHOICE WITH RESPECT TO ITS TERMS.

AGREED BY EMPLOYER:	AGREED BY EMPLOYEE:

/s/ Scott S. Barnum	/s/ Patrick Coll

Scott Barnum	Patrick Coll
Chief Executive Officer	Date: March 5, 2008
Date: March 5, 2008